Exhibit 10.1

SEPARATION AGREEMENT
and
RELEASE AND WAIVER OF CLAIMS

THIS IS A SEPARATION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS (hereinafter referred to as "Agreement"), by and between CDI Corporation (hereinafter referred to as "Company") and Robert M. Larney (hereinafter referred to as "Employee") which is entered into in connection with the termination of Employee’s employment with Company, effective March 6, 2015 (“Separation Date”).

1.As consideration for Employee’s full release and waiver of claims, post-employment obligations and his other undertakings set forth herein and pursuant to the terms of the Company’s Executive Severance Arrangement, for so long as Employee complies with Employee’s obligations under this Agreement, Company agrees:

(a)
To pay Employee twenty-six payments of $18,269.60, minus applicable taxes and other withholdings, to be paid every two weeks. However, payments may be stopped and/or reduced subject to Section 1 (f) and/or all other Employee obligations referred to herein. Such payments will be made in conjunction with Company’s regular pay cycle and will commence with the first regular pay cycle of the Company following the date this Agreement becomes effective (as described in Section 7 below);

(b)
Beginning on the first of the month following the Separation Date and continuing for twelve months, Company agrees to pay the same portion of the premium for group health benefits coverage for Employee and Employee’s current eligible dependents that Company was paying immediately prior to the Separation Date, so long as Employee continues to pay the regular employee share of such premium. This payment will be contingent upon Employee electing and remaining eligible for COBRA coverage and will be paid in accordance with the terms, conditions and restrictions of COBRA. Nothing in this Section shall be deemed to require the Company to reimburse Employee for any deductibles, co-pays or other similar type payments incurred by Employee relating to the health coverages. For the avoidance of doubt, beginning no later than April 1, 2016, Employee shall be responsible for the full COBRA cost of the group health plan benefits for himself and his eligible dependents through the remainder of his COBRA eligibility period, if such continues to be available;

(c)	Continue Employee Basic Life Insurance coverage through the earlier of the twelve month anniversary of the Separation Date or the date on which Employee secures new employment;

(d)	Pay for or reimburse Employee for outplacement services at a cost not to exceed $15,000 that have been incurred prior to the earlier of the twelve month anniversary of the Separation Date or the date on which Employee secures new employment;

(e)	Pay Employee a bonus, if any, in accordance with the terms and conditions of the 2014 executive incentive program, at the same time as payment is made to other executives covered under the program;

(f)
Should Employee secure new employment, the Company shall have the right to cease, in its sole discretion, any additional severance payments for the period following Employee’s attainment of other employment. Employee agrees to promptly notify Company of any other employment secured;

(g)	Pay Employee up to $500 per month for agreed upon expense reimbursements during the twelve month period immediately following the Separation Date; and

(h)
Employee will be able to exercise stock options and stock-settled appreciation rights that are vested as of the Separation Date for two months following the Separation Date. Other than as provided in the award agreements, no accelerated vesting of equity grants will occur and equity grants will not vest during the two-month exercise period.

Company’s obligations under this Section 1 are contingent upon (i) Employee’s timely execution of this Agreement and compliance with the terms of this Agreement, including the general release in Section 2 below, (ii) the seven (7) day revocation period provided in Section 7 below, having expired, (iii) Employee’s execution of a second general release on or within a week following his Separation Date; and (iv) Employee having not timely exercised the right of revocation in this Agreement or in the second general release, such that this Agreement becomes effective (as described in Section 7 below) sixty (60) days after the Separation Date. Except as described in this Section 1, Employee acknowledges and agrees that Employee is not entitled to any other compensation, severance, bonus, benefits, payments or compensation of any kind in connection with Employee’s employment or the termination of Employee’s employment with Company or any of the Released Parties (as defined below).

2. IN EXCHANGE for the consideration referenced in Section 1 of this Agreement, Employee hereby, on behalf of Employee and Employee’s heirs, executors, administrators, assigns and successors, fully and forever releases and discharges, to the maximum extent permitted by law, Company and its parent, subsidiaries, affiliates, divisions, successors, and assigns, together with their and the Company’s past and present directors, officers, agents, attorneys, insurers, employees, stockholders, benefit plans (including all such plans’ insurers, fiduciaries, administrators, and the like), and any person/entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities with respect to any legal liability (collectively “Released Parties”), from any and all claims, causes of action, complaints, lawsuits, demands, damages, compensation and liabilities of any kind (collectively “Claims”), whether now known or unknown, suspected or unsuspected, accrued or unaccrued, which Employee has or may claim to have against Company or any of the other Released Parties, arising at any time up to and including the date that Employee signs this Agreement (“Claims”). Without limiting the generality of the foregoing release, the foregoing release covers, includes, and therefore releases any and all Claims arising out of or in any way connected with Employee's employment with Company or the termination of that employment, including (but not limited to):

(a)	any Claims having anything to do with Employee’s employment with the Company and/or any other Released Party;

(b)	any Claims having anything to do with the termination of Employee’s employment with the Company and/or any other Released Party;

(c)
any Claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or compensation of any kind, including but not limited to claims under the Fair Labor Standards Act of 1938, as amended, or similar federal, state or local laws;

(d)	any claims for attorneys’ fees or costs;

(e)
any Claims arising under any law prohibiting discrimination and/or harassment on the basis of any protected characteristic (including but not limited to age, race, color, creed, sex, national origin, disability status, handicap, citizenship, ancestry, religion, and sexual orientation), including (but not limited to) the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. Section 621 et. seq., Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Genetic Information Nondiscrimination Act, the Equal Pay Act, the Americans with Disabilities Act, any similar or equivalent employee-protective federal, state or local laws and any Claims for retaliation under any of the foregoing laws;

(f)	any claims regarding leaves of absence including but not limited to any Claims under the Family and Medical Leave Act and/or any other federal, state or local leave related law;

(g)
any Claims relating to the provision of employee benefits, including (but not limited to) the Employee Retirement Income Security Act, as amended (except for any vested benefits under any tax qualified benefit plan);

(h)	any Claims under the Sarbanes-Oxley Act of 2002 or similar federal, state and local laws;

(i)	any whistleblower and/or retaliation Claims;

(j)
any Claims arising under the common law of any jurisdiction, including (but not limited) any Claims for wrongful discharge, breach of contract, infliction of emotional distress, pain and suffering, breach of the covenant of good faith and fair dealing, and defamation; and

(k)	any Claims arising under any law, whether federal, state or local, governing the employment relationship.

If any claim is not subject to release, to the extent permitted by law, Employee also waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class or collective or multi-party action or proceeding based on such a claim in which any Released Party is a party.

Further, Employee agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 2 of this Agreement.  If Employee does so, and the action is found to be barred in whole or in part by this Agreement, Employee agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by Section 2 of this Agreement.  Nothing in this Section precludes Employee from challenging the validity of the release in Section 2 under the requirements of the Age Discrimination in Employment Act, and Employee shall not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of the release.  Employee, however, acknowledges that the release in Section 2 applies to all Claims that Employee has under the Age Discrimination in Employment Act, and that, unless the release is held to be invalid, all of Employee’s Claims under that Act shall be extinguished by execution of this Agreement.  Employee further agrees that nothing in this Section shall preclude or prevent Employee from filing a charge with the U.S. Equal Employment Opportunity Commission or similar state or local agency.  Employee agrees that Employee will not seek or accept any relief obtained on Employee’s behalf by any government agency, private party, class, or otherwise with respect to any Claims released in this Agreement.   Employee warrants and represents that Employee has not filed any Claim released in this Agreement and that Employee is not aware of any wrongdoing or violation of any law, statute, regulation, or policy by any of the Released Parties.

3.  The release in the previous Section shall not, however, release any rights to (i) those items to be paid as consideration under this Agreement, (ii) vested benefits to which Employee is entitled under any Company insurance, retirement, profit sharing, deferred compensation, 401(k), stock purchase or any other Company benefit plan as of the Separation Date – the benefits under which will be paid in accordance with the terms of such plans, it being understood and agreed that neither the consideration paid under this Agreement nor the way that consideration is calculated or paid shall create or enhance any such entitlement, (iii) exercise any stock options/SARs that are vested as of the Separation Date at any time for two months following the Separation Date, or (iv) payment of salary through the Separation Date and reimbursement of any covered business expenses incurred by Employee in connection with the Company’s business and in accordance with the Company’s policy for the reimbursement of such expenses, provided that Employee submits all requests for expense reimbursement no later than May 1, 2015.

4.Employee warrants and agrees that he is responsible for any federal, state, and local taxes which may be owed by virtue of the receipt of any portion of the consideration herein provided. Company will, however, make any appropriate withholdings on amounts to be paid hereunder, as required by law.

5.Employee acknowledges that he is hereby advised to consult with an attorney of his choice in regard to this Agreement. Company and Employee represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of their attorneys. Employee hereby understands and acknowledges the significance and consequences of an agreement such as this and represents that the terms of this Agreement are fully understood and voluntarily accepted by Employee.

6.Both Employee and Company have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis that the party was the drafter.

7.Employee further acknowledges that he is being given a period of twenty-one (21) days to consider this Agreement and that, should he sign, he may revoke this Agreement within seven (7) days following his signing of the Agreement by giving written notice of such revocation to Company. Such notice must be dated within such seven day time period and must be received promptly thereafter by the General Counsel of the Company. This Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired on both this Agreement and the second general release, and no early than sixty (60) days following Employee’s Separation Date.

8.Employee agrees to perform certain actions that may be reasonably necessary in Company’s defense or prosecution of disputes, claims and/or lawsuits that involve matters or events that occurred during Employee’ period of employment with Company. Such actions would include, but are not limited to, reviewing files and records, attending and participating in meetings, giving depositions, attending and testifying at trials and performing similar actions. Company agrees to provide reasonable notice, and as much notice as is practicable under the circumstances, to Employee before requesting Employee to perform any such actions. Company further agrees to cooperate with Employee in scheduling all such actions so as not to unduly burden Employee or to unduly interfere with Employee’s other activities and responsibilities. Company agrees to promptly reimburse Employee for all out-of-pocket costs (including travel, meal and lodging costs) reasonably incurred by Employee in fulfilling Employee’ responsibilities under this paragraph, upon Employee’ providing proper documentation of such costs. Also, Company agrees to pay Employee reasonable compensation for time spent by Employee fulfilling his responsibilities under this paragraph after March 6, 2015, provided that

Employee will not receive any compensation for time spent providing information under oath or under penalty of perjury.

9.Employee agrees to hold all of Company's Confidential Information in the strictest confidence and not use any Confidential Information for any purpose and not directly or indirectly publish, disseminate, disclose or otherwise make any Confidential Information available to any third party. “Confidential Information” means all information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to Company, its parents, subsidiaries, affiliates, franchisees and/or its customers, including, without limitation, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers, franchisees and prospective customers, systems for recruitment and franchise sales, contractual arrangements, market research data, information about employees, suppliers, franchisees and other companies with which Company has a commercial relationship, plans, methods, concepts, computer programs or software in various stages of development, passwords, source code listings and object code. In the event that Employee becomes legally compelled to disclose any of the Confidential Information, then prior to such disclosure, Employee will provide the Company with prompt written notice so that the Company may seek (with Employee’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

10. Employee agrees to return to Company prior to or upon the Separation Date all Company property and documents that Employee may have in his possession, including any Confidential Information.

11. Employee agrees not to directly or indirectly deprecate or disparage Company, Company’s services, Company products or any of the other Released Parties.

12. Both parties agree to maintain the terms of this Agreement as confidential and not to disclose such terms to any party except that Employee may disclose the terms of this Agreement to his immediate family and his legal and financial advisors (provided such immediate family and advisors agree to maintain the confidentiality of this Agreement) and may and should disclose the contents of the non-disclosure/confidentiality, non-solicitation and non-compete obligations stated in his Employment Agreement and/or this Agreement to prospective employers. Company may disclose the terms of this Agreement to its financial, accounting and legal advisors or otherwise as may be required by law or necessary for its legitimate business operations.

13. If one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

14. This Agreement constitutes the entire agreement concerning the termination of Employee's employment and all other subjects addressed herein. This Agreement supersedes and replaces all prior negotiations and agreements concerning its subject matter. Notwithstanding the above, any post-termination obligations, including but not limited to obligations with respect to confidentiality of the Company’s Confidential Information or other information and prohibitions against competing with the Company, and soliciting the customers, clients and employees of the Company, or other restrictive covenants that the Employee assumed and agreed to in the Employee’s Employment Agreement or in any other agreement with the Company shall continue to apply and are incorporated by reference into this Agreement.

15.This Agreement, and its rights and obligations, are assignable and transferable by the Company without Employee’s consent, but are not assignable or transferable by Employee.

16.This Agreement is governed by the laws of the Commonwealth of Pennsylvania, irrespective of conflicts of law principles. This Agreement may not be waived, amended or modified except by a writing signed by the parties.

17.Notwithstanding anything contained herein to the contrary, to the extent that any amounts payable to Employee under the terms of this Agreement constitute non-qualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended ("409A")) and would be subject to any taxes, interest or penalties if paid or provided to Employee prior to the six month anniversary of his "separation from service" (within the meaning of 409A), then any such payments or benefits that would otherwise be so provided during such six month period shall instead be withheld and paid to Employee in a lump sum on the first business day following the six month anniversary of his separation from service, with all remaining payments to be provided as if no such delay had occurred. Each severance installment payable under Section 1 hereof shall be treated as a series of separate payments in accordance with 409A.

Intending to be legally bound, the parties hereto affix their signatures below:

1/30/2015	/s/ Robert M. Larney
Date	Robert M. Larney

CDI Corporation
1/30/2015	By: /s/ Brian D. Short
Date	Brian D. Short
Senior Vice President, Chief
Administrative Officer and
General Counsel